EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Rick Weber (949) 231-3062	Thomas Schiller (949) 231-4700

Skyworks Reports Fourth Quarter and Fiscal 2003 Results

Exceeds Guidance, Enters New Fiscal Year With Record Backlog and
Forecasts 10 Percent Sequential Revenue Growth

WOBURN, Mass., Oct. 30, 2003 – Skyworks Solutions, Inc. (Nasdaq: SWKS), the industry’s leading wireless semiconductor company focused on radio frequency (RF) and complete cellular system solutions for mobile communications applications, today announced revenues of $150.0 million for the fourth fiscal quarter ended Oct. 3, 2003, versus revenues of $150.7 million in the same period last year and $150.2 million in the third fiscal quarter.

        On a pro forma basis, excluding amortization of intangible assets and restructuring charges, the fourth quarter operating loss was $4.8 million versus pro forma operating income of $0.5 million in the same period last year and $0.2 million of pro forma operating income last quarter. Fourth quarter fiscal 2003 pro forma net loss per share was $0.07 and better than consensus estimates.

        Fourth quarter fiscal 2003 GAAP operating loss was $37.9 million, which included $32.0 million in restructuring charges of which approximately $29.0 million was non-cash. These charges related to infrastructure business impairments and the consolidation of the company’s front-end module and RF subsystems product areas. The GAAP net loss for the quarter was $42.9 million. During the fourth quarter, the Company recorded a cumulative effect of an accounting change of $397.1 million related to a goodwill impairment. This non-cash charge was the result of the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” as previously disclosed in the company’s past earnings releases and SEC filings. The fourth quarter fiscal 2003 GAAP operating loss compares to $2.9 million of income in the same period a year ago and $1.1 million of loss last quarter.

        For the fiscal year, revenues for 2003 were $617.8 million as compared to combined company 2002 revenues of $543.1 million. Meanwhile, pro forma operating income of $3.2 million during fiscal 2003 compares to a combined company pro forma operating loss of $72.0 million during 2002.

        “The Skyworks team exceeded guidance driven by record direct conversion transceiver shipments, GPRS cellular systems ramps at Samsung, CDMA RF traction at a top tier handset OEM and launch of the industry’s most highly integrated GPRS front-end module at another top tier customer. In fact, during the quarter we grew our aggregate revenues at the world’s top five handset OEMs by more than 25 percent sequentially and offset the remaining effects of excess channel inventory in China,” said David J. Aldrich, Skyworks’ president and chief executive officer. “Looking forward, we enter a new fiscal year with strong visibility and record backlog driven by an exciting product pipeline, normalized inventory levels, ramp of new design wins and an accelerating wireless end market.”

Business Highlights

o	Received product quality awards from LG Electronics and Appeal Telecom
o	Achieved ISO 9001:2000 certification across all major design, development and manufacturing locations
o	Raised $102 million through a 9.2 million share offering of common stock
o	Created RF Solutions business unit through consolidation of front-end module and RF subsystem product areas

Product Highlights

Front-End Modules

o	Ramped production of the world's most highly integrated GSM/GPRS front-end module at a top tier customer
o	Commenced CDMA power amplifier (PA) module shipments to Kyocera
o	Unveiled the industry's most highly integrated 6 x 6mm GSM/GPRS PA module
o	Launched stand alone GSM/GPRS PA module shipments to Samsung within a non-Skyworks systems architecture

RF Subsystems

o	Delivered complete RF transmit and receive chain functionality to over 20 customers, including the majority of the world’s top 10 cellular handset suppliers
o	Increased direct conversion transceiver units by more than 30 percent sequentially
o	Captured several key EDGE RF subsystem design wins
o	Passed Field Type Approval (FTA) with the world's first Single Package RadioTM solution

Cellular Systems

o	Supported GPRS ramps at Samsung including models targeting Europe, Russia, Southeast Asia, South Africa and the Middle East
o	Scored follow-on handset design wins at Vitelcom Mobile in support of Telefonica

Cellular Infrastructure and Wireless Data

o	Shipped 75 millionth switch and control solution for 802.11 applications
o	Recorded initial design wins with the world's most highly integrated WLAN front-end module

First Quarter Fiscal 2004 Outlook

        “Based on strong design activity and order trends across the business, we expect to grow revenues 10 percent sequentially in the December quarter,” said Paul E. Vincent, Skyworks’ chief financial officer. “Operationally, we anticipate that our gross margin will expand to roughly 40 percent within our wireless business and 38 percent on an aggregate basis. At the same time, we are forecasting a sequential decrease in operating expenses as our prior quarter level was unusually high given an additional week of cost within the quarter. In turn, we expect to begin to demonstrate our business model’s leverage with expansion to an operating margin of 4 percent and, for the first time as Skyworks, bottom line net income of $0.01 per share,” Vincent concluded.

Skyworks’ Fourth Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern Time today to discuss fourth quarter and fiscal year 2003 financial results. To listen to the call, please visit the “Investor Relations” section of Skyworks’ web site at www.skyworksinc.com or www.companyboardroom.com. The webcast will be recorded and available for replay on Skyworks’ web site until 9:00 p.m. Eastern Time, Nov. 6, 2003.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company is focused on providing front-end modules, RF subsystems and cellular systems to handset, WLAN and infrastructure customers.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan and Asia Pacific. For more information please visit www.skyworksinc.com.

Safe Harbor Statement

        This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

        Note to editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the U.S. and in other countries. All other brands and names listed are trademarks of their respective companies.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended
(in thousands, except per share data)	Pro Forma October 3, 2003	Pro Forma Adjustments	GAAP October 3, 2003	GAAP September 27, 2002
Net sales	$150,032	$--	$150,032	$150,673
Cost of sales	97,425	--	97,425	89,962
Research and development expenses	37,924	--	37,924	37,149
Selling and administrative expenses	19,494	--	19,494	18,075
Amortization of intangible assets	--	1,076	1,076	1,127
Impairment and restructuring	--	32,023 [a]	32,023	1,419

Operating (loss) income	(4,811)	(33,099)	(37,910)	2,941

Interest expense	(5,553)	--	(5,553)	(4,102)
Other expense, net	(414)	--	(414)	(123)

Loss before income taxes	(10,778)	(33,099)	(43,877)	(1,284)
(Credit) provision for income taxes	(950)	--	(950)	199

Net loss	$(9,828)	$(33,099)	$(42,927)	$(1,483)

Net loss per share, basic and diluted	$(0.07)		$(0.30)	$(0.01)

Weighted average shares, basic and diluted	142,498		142,498	137,464

[a]     Impairment and restructuring charges consist primarily of a write-down of assets related to the Company's infrastructure business and certain restructuring charges.

Although the pro forma presentation is not intended to present results of operations in accordance with GAAP, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company’s ongoing operations.

	Twelve Months Ended
(unaudited) (in thousands, except per share data)	Pro Forma October 3, 2003	Pro Forma Adjustments		GAAP October 3, 2003	GAAP September 27, 2002
Net sales	$617,789	$--		$617,789	$457,769
Cost of sales	385,270	(4,805	) [a]	380,465	331,608
Research and development expenses	151,762	--		151,762	132,603
Selling and administrative expenses	77,590	5,102	[b]	82,692	50,178
Amortization of intangible assets	--	4,386		4,386	12,929
Purchased in-process research and development	--	--		--	65,500
Impairment and restructuring	--	32,023	[c]	32,023	116,321

Operating income (loss)	3,167	(36,706)		(33,539)	(251,370)

Interest expense	(21,403)	--		(21,403)	(4,227)
Other income (expense), net	1,317	--		1,317	(56)

Loss before income taxes	(16,919)	(36,706)		(53,625)	(255,653)
Provision (credit) for income taxes	652	--		652	(19,589)

Loss before cumulative effect of change in accounting principle	$(17,571)	$(36,706)		$(54,277)	$(236,064)

Cumulative effect of change in accounting principle	$--	$397,139	[d]	$(397,139)	$--

Net loss	$(17,571)	$(433,845)		$(451,416)	$(236,064)

Loss per share before cumulative effect of change in accounting principle, basic and diluted	$(0.13)			$(0.39)	$(1.72)

Cumulative effect of change in accounting principle per share, basic and diluted	$--			$(2.85)	$--

Net loss per share, basic and diluted	$(0.13)			$(3.24)	$(1.72)

Weighted average shares, basic and diluted	139,376			139,376	137,416

[a]     Represents a change in the estimate of certain merger-related reserves.

[b]    Represents certain costs incurred to implement consolidations.

[c]     Impairment and restructuring charges consist primarily of a write-down of assets related to the Company's infrastructure business and certain restructuring charges.

[d]    The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS No. 142, the Company was required to evaluate for impairment goodwill and intangible assets that have indefinite lives. Based on this evaluation, the Company determined that its goodwill was impaired. The amount of this charge was $397.1 million.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)	October 3, 2003	Sept 27, 2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$170,806	$53,358
Accounts receivable, net	144,267	94,425
Inventories	58,168	55,643
Prepaid expenses and other current assets	12,854	23,970
Property, plant and equipment, net	127,765	143,773
Goodwill and intangible assets, net [d]	527,695	940,686
Other assets	49,113	35,057

Total assets	$1,090,668	$1,346,912

Liabilities and Equity
Current liabilities:
Short-term debt	$41,681	$129
Accounts payable	50,369	45,350
Accrued liabilities and other current liabilities	44,766	102,148
Long-term debt	275,000	180,039
Other long-term liabilities	5,677	4,270
Stockholders' equity	673,175	1,014,976

Total liabilities and equity	$1,090,668	$1,346,912